Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bookham, Inc. for the registration of up to $35,000,000 of its common stock and to the incorporation by reference therein of our report dated September 15, 2004, except for Note 1 — Summary of Significant Accounting Policies — Basis of Presentation, as to which the date is August 12, 2005 , with respect to the consolidated financial statements and schedule of Bookham, Inc. included in Amendment No. 2 to its Transitional Report (Form 10-K/A) for the six months ended July 3, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Reading, England
August 12, 2005